Exhibit 99.1

RAMACO RESOURCES REPORTS

SECOND QUARTER 2024 RESULTS

LEXINGTON, KY., August 7, 2024 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and future developer of rare earth and critical minerals in Wyoming. Today it reported financial results for the three months and six months ended June 30, 2024.

SECOND QUARTER 2024 HIGHLIGHTS

●	For the quarter ended June 30, 2024, the Company had adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”, a non-GAAP measure), of $28.8 million, compared to $24.2 million in the first quarter of 2024. (See “Reconciliation of Non-GAAP Measures” below.)

●	For the quarter ended June 30, 2024, the Company had net income of $5.5 million, compared to $2.0 million in the first quarter of 2024. Class A diluted EPS was $0.08 for the quarter ended June 30, 2024, compared to $0.00 for the quarter ended March 31, 2024.

●	Adjusted EBITDA grew 19% and net income grew 173% versus the first quarter of 2024. This was despite the negative pricing impact of lower US coal indices, which fell quarterly roughly 15% on average in the second quarter and year to date by roughly 25%.

●	Non-GAAP cash cost per ton sold declined quarterly by $10 per ton in the second quarter of 2024 to $108 per ton, as production increased by 7% to more than 900,000 tons sequentially. (See “Reconciliation of Non-GAAP Measures” below.)

●	The Board declared the quarterly Class A common stock cash dividend of $0.1375 per share for the third quarter of 2024. The Board also declared the quarterly Class B stock cash dividend of $0.2246 per share. The third quarter dividends are payable on September 13, 2024, to shareholders of record on August 30, 2024.

●	In July, the Company repaid the remaining $7 million in acquisition debt related to the $30 million purchase of Maben Coal LLC in 2022. The Company has now retired all $75 million of acquisition debt related to its 2022 Maben and Ramaco Coal acquisitions. Today, the $35 million 9% Unsecured Notes due in 2026 is the only remaining term debt excluding amounts drawn on the Revolving Line of Credit.

MARKET COMMENTARY / 2024 OUTLOOK

●	Total 2024 sales commitments are 4.0 million tons which equates to more than 100% of the low-end of 2024 production guidance.

●	1.3 million tons are committed to North American customers at an average realized fixed price of $169 per ton. In addition, 1.5 million tons are committed to seaborne customers at an average realized fixed price of $142 per ton, which have largely already shipped. In total, 2.8 million tons have been committed at an average realized fixed price of $155 per ton.

●	An additional 1.2 million tons are committed at index-linked pricing for delivery to export customers.

●	Even before the Company enters into new domestic sales for 2025, the Company has already committed sales of 1.25 million tons of its 2025 production. These commitments are primarily from multi-year index-linked export contracts. At the current forward curve of index pricing these sales would be at an average price above $150 per ton.

●	The Company notes that its four main production growth initiatives for 2024 remain on track and on budget. These include:

o	The additions of 600,000 annualized high vol tons at both the Elk Creek complex’s Ram 3 surface / highwall mine and the third section at the Stonecoal Alma mine. Both of these mines had already begun to ramp in June 2024.
o	The addition of 300,000 tons of annualized low vol production at the third section at the Berwind mine. First production should commence during the fourth quarter of 2024.
o	$90-95 per ton mine costs on average on a combined basis are anticipated at all of these new mines.
o	The prep plant at Maben is expected to be fully operational early in the fourth quarter of 2024. This will reduce current trucking costs at this complex by approximately $40 per ton.

●	As we proactively reduce higher cost production in the current pricing environment, production and sales guidance is being reduced by 0.2 million tons at the midpoint of guidance to 3.8 – 4.2 million tons and 4.0 – 4.4 million tons, respectively. These reductions will have minimal impact to overall earnings.

●	The Company maintains all other full-year 2024 guidance, which can be seen in the “Financial Guidance” section of this press release.

●	The Company anticipates third quarter coal shipments of 900,000 – 1,050,000 tons and expects to exit the year above a 5 million ton per annum run-rate on both sales and production.

●	As noted above, Ramaco also anticipates before year-end adding almost 1 million tons of new annualized production compared to first half of 2024 run-rates.

●	Overall mine costs in the third quarter of 2024 are expected to remain in the same range as compared to the second quarter of 2024, while exiting the year at or below the $100 per ton range.

●	The Company continues to progress on additional mining and testing at its rare earth and critical mineral Brook Mine in Sheridan, Wyoming.

●	Ramaco has recently engaged the Fluor Corporation to lead the preparation and completion of its techno economic analysis of the project before year-end 2024. Fluor will also be engaged in the design and engineering for the demonstration processing facility which Ramaco anticipates constructing in 2025, which will initiate the commercial development of its rare earth and critical mineral deposit.

●	Ramaco anticipates the release of an updated exploration report from Weir International this Fall based on results of additional geological and chemical testing.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Our second quarter met coal results clearly exceeded our first quarter results both operationally and financially. This was despite continued softness in global coal pricing as shown by the 15% quarterly decline in US met coal indices. Production this quarter of 901,000 tons was a record, increasing by 7% over the first quarter, and was due largely to better productivity, geology, and labor availability. As a result, second quarter non-GAAP mine cash cost per ton sold declined roughly $10 per ton to $108 per ton.

Operational results should improve throughout the year, as our production growth projects come online. We expect to ramp to a year end exit run rate in excess of 5 million tons on both production and sales with costs hopefully at or below the $100 per ton cash cost range.

All of our four main growth initiatives for 2024 remain on track and on budget.

●	The high vol additions at our Elk Creek complex of the Ram 3 surface / highwall mine and the third section at the Stonecoal Alma mine should ultimately add roughly 600,000 annualized tons to overall 2024 Elk Creek production. Both mines have already produced first coal in June.

●	At our Berwind complex, the addition of the third section at the main Berwind mine in the fourth quarter should ultimately add roughly 300,000 annualized tons of low vol production.

●	Importantly, mine costs at all of these new mines are anticipated to be in roughly the $90-95 per ton range on average on a combined basis.

●	Lastly, we anticipate the prep plant at Maben will be fully operational in the fourth quarter of 2024 and significantly reduce current trucking costs by approximately $40 per ton at this complex.

We continue to see operating parallels between 2024 and 2023, where our dynamic was that the second half of the year was significantly stronger than the first half. This was due not only to market driven seasonal steel market pricing, but most importantly also from a production standpoint. We went from being a 3 to a 4 million ton per annum company in the second half of 2023 with a resulting positive financial impact on revenue and costs.

Should we continue our expected sales cadence this year, the first half of 2024 will be at slightly below a 4 million ton per annum run rate. We expect, however, to exit the year with a run rate on both sales and production above 5 million tons, and with year-end cash costs meaningfully lower than the first half of 2024.

Unfortunately, despite our positive ramp in production and meaningful decline in cash costs, the global metallurgical coal indices continued to fall last quarter. These meaningfully and negatively impacted both pricing and realizations and of course overall financial performance. Specifically, US low vol and US high vol A indices fell quarterly by roughly 15% on average in the second quarter and by roughly 25% since the start of the year. This was due to a variety of macroeconomic factors. Ultimately the largest was the continued Chinese oversupply of steel into a still muted and slowing world economic environment.

While there have been pockets of modest strength in places like India and even the US, the global steel market is suffering from generally slower growth. The lack of demand, especially in traditional Chinese real estate and infrastructure sectors, has led to lower use of steel in Chinese domestic markets and correspondingly the highest level of Chinese steel exports we have seen in several years. This dumping has in turn hurt pricing in our traditional markets, including the US and Europe because of its impact on domestic steel producers.

It is our hope that the market will move higher in the second half of the year. We saw several high profile mine incidents in recent months which had a temporary impact. This should lead, however, to continued muted supply in the second half of the year, as those producers that suffered major mine outages will likely deplete their inventory.

Second, with both the Indian elections and monsoon season soon behind us, we anticipate Indian buying demand will accelerate in the third quarter. Lastly, it is at least possible that Chinese steel exports will be restricted in many world markets by tariffs and otherwise, which could ultimately boost pricing in our traditional markets. Since this would involve political based economic policy decisions, we shall wait and see.

We are in the midst of the annual 2025 domestic contracting season with North American steel producers. Although it is too early to handicap how terms and prices will evolve for this year, we have entered this year’s season with some wind in our sails. From primarily multi-year export index linked contracts negotiated this year, we have already placed roughly 1.25 million tons of our 2025 production. These would price at average netback pricing of over $150 per ton based against both fixed prices and today’s current forward curve indices.

As I have always said, we cannot control price, but we can mostly control our production and costs. We continue to stay extremely focused on these fronts. Considering the current pricing weakness, we are reducing some higher cost production by 200,000 tons which modestly impacts annual production and sales guidance. This will have a minimal impact to overall 2024 earnings.

On our rare earth and critical minerals front, at the Brook Mine in Wyoming we continue to make strong progress. We are in advanced stages of initial mine development as well as related chemical, metallurgical, and mineralogy testing. You will recall our project is unique because we are focused on extracting our REEs and critical minerals from unconventional softer coal and carbon concentrated deposits, not radioactive hard minerals like most others. Based on results from new geological and chemical testing we expect an update of our previous exploration target report in the Fall.

We have also recently engaged the Fluor Corporation to lead the preparation and completion of our techno economic analysis of the overall commercial aspects of the opportunity, which should be ready later this year. We continue planning toward commencement and construction of our rare earth demonstration facility in mid-2025. The Fluor Corporation and a host of related engineering and testing consultancies will help Ramaco plan this execution.

Recently, we hosted our fourth annual Ramaco Research Rodeo, or as we call it the “R3”, in Sheridan, Wyoming in partnership with an affiliate of the International Energy Agency. It brought together researchers and leadership from the Department of Energy (DOE), leading scientists from around the world, federal law enforcement, and many more fascinating technology groups. We believe, it is perhaps the world's leading research conference focused on unique coal-to-products research, rare earth element exploration, artificial intelligence, and critical minerals. It also lets us keep abreast of cutting-edge technology in the carbon product, AI and critical mineral fields.

In summary, on our met coal business, we had a much stronger second quarter both operationally and financially, despite meaningfully lower pricing indices. As the markets remain generally weak, we will continue to operate with a combination of aggression, agility and prudence. We continue to execute on our metallurgical coal production growth strategy, while advancing the commercial development of our Brook Mine REE and critical mineral project.”

Key operational and financial metrics are presented below (unaudited):

Key Metrics
	2Q24	1Q24	Chg.	2Q23	Chg.	2024 YTD	2023 YTD	Chg.
Total Tons Sold ('000)	915	929	(1)%	715	28%	1,843	1,472	25%
Revenue ($mm)	$155.3	$172.7	(10)%	$137.5	13%	$328.0	$303.8	8%
Cost of Sales ($mm)	$122.8	$139.7	(12)%	$99.2	24%	$262.5	$209.7	25%
Non-GAAP Revenue of Tons Sold ($/Ton) [1]	$143	$155	(8)%	$165	(13)%	$149	$176	(16)%
Non-GAAP Cash Cost of Sales ($/Ton) [1]	$108	$118	(8)%	$110	(2)%	$113	$110	3%
Non-GAAP Cash Margins on Tons Sold ($/Ton)	$35	$37	(5)%	$55	(36)%	$36	$66	(46)%
Net Income ($mm)	$5.5	$2.0	173%	$7.6	(27)%	$7.6	$32.8	(77)%
Diluted EPS - Class A Common Stock	$0.08	$(0.00)	N/A	$0.17	(54)%	$0.08	$0.73	(90)%
Diluted EPS - Class B Common Stock	$0.18	$0.23	(24)%	$-	N/A	$0.41	$-	N/A
Adjusted EBITDA ($mm) [1]	$28.8	$24.2	19%	$30.0	(4)%	$53.0	$78.3	(32)%
Capex ($mm) [2]	$21.4	$18.7	14%	$24.5	(13)%	$40.1	$48.0	(16)%
Adjusted EBITDA less Capex ($mm)	$7.4	$5.4	36%	$5.5	33%	$12.8	$30.3	(58)%
(1)	See “Reconciliation of Non-GAAP Measures.”
(2)	1Q24 and 1H24 include $3mm for the purchase price of the preparation plant that is being relocated to Maben.

Differences may occur due to rounding.

SECOND QUARTER 2024 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the second quarter of 2024, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 901,000 tons, up 3% from the same period of 2023. The Elk Creek complex produced 508,000 tons, down 16% from last year. We anticipate an increase in third quarter production from Elk Creek compared to the second quarter of 2024. This will come from the new Ram 3 surface/highwall mine and the third section at our Stonecoal Alma mine. The Berwind, Knox Creek, and Maben complexes increased production to a record 393,000 tons in the quarter, up 45% from the same period last year.

Quarterly pricing was $143 per ton, which was 13% lower compared to $165 per ton in the second quarter of 2023. The decline was largely due to the year-over-year decrease in both US and worldwide metallurgical coal price indices. Cash costs were $108 per ton sold, excluding transportation costs, alternative mineral development costs, and idle mine costs, which was a 2% decrease from the same period in 2023. As a result of the above, cash margins were $35 per ton during the quarter, down from $55 per ton in the same period of 2023. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Sequential Quarter Comparison

Second quarter of 2024 production was 901,000 tons, up quarterly by 7% due to better productivity, geology, and labor availability. Quarterly sales volume of 915,000 tons was down from 929,000 tons in the first quarter of 2024. The quarterly decline was due to modest transportation constraints in June, which have now largely been alleviated.

Realized quarterly pricing of $143 per ton was down 8% from $155 per ton in the first quarter of 2024 reflecting weaker market conditions and lower index pricing. Key US metallurgical coal indices fell roughly 15% in the second quarter and 25% since the start of 2024.

Quarterly cash costs of $108 per ton compared to $118 per ton in the first quarter of 2024. The meaningful improvement resulted from an increase in production due to better productivity, geology, and labor availability. Quarterly cash margins were $35 per ton, decreasing from $37 per ton in the first quarter of 2024, based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of June 30, 2024, the Company had liquidity of $71.3 million, consisting of $27.6 million of cash plus $43.7 million of availability under our revolving credit facility. Liquidity was up from $62.8 million in the same period of 2023.

Quarterly capital expenditures totaled $21.4 million. This declined from the $24.5 million total for the same period of 2023 and increased from the $18.7 million total for the first quarter of 2024. We anticipate capital expenditures to decline meaningfully in the second half of 2024 versus the first half of 2024, especially in the fourth quarter. This decline will come from the addition of new production from the Company’s Ram 3 surface/highwall and Stonecoal Alma mines that began producing in June. Growth capital expenditures associated with those mines have now already been incurred.

The Company’s effective quarterly tax rate was 26%, excluding the $0.8 million favorable impact of discrete tax items. For the second quarter of 2024, the Company recognized income tax expense of $0.9 million.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended			Six months ended June 30,
	June 30,	March 31,	June 30,
In thousands, except per ton amounts	2024	2024	2023	2024	2023

Sales Volume (tons)	915	929	715	1,843	1,472

Company Production (tons)
Elk Creek Mining Complex	508	467	605	975	1,216
Berwind Mining Complex (includes Knox Creek and Maben)	393	377	271	770	494
Total	901	844	876	1,745	1,710

Per Ton Financial Metrics (a)
Average revenue per ton	$143	$155	$165	$149	$176
Average cash costs of coal sold	108	118	110	113	110
Average cash margin per ton	$35	$37	$55	$36	$66

Capital Expenditures (b)	$21,405	$18,730	$24,470	$40,135	$48,016

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”
(b)	1Q24 and 1H24 include $3mm for the purchase price of the preparation plant that is being relocated to Maben.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2024 Guidance	2023

Company Production (tons)	3,800 - 4,200	3,174

Sales (tons) (a)	4,000 - 4,400	3,455

Cash Costs Per Ton Sold (b)	$105 - 111	$110

Other
Capital Expenditures (c)	$53,000 - 63,000	$82,904
Selling, general and administrative expense (d)	$38,000 - 42,000	$35,926
Depreciation, depletion, and amortization expense	$62,000 - 68,000	$54,252
Interest expense, net	$4,000 - 5,000	$8,903
Effective tax rate (e)	20 - 25%	21%
Idle Mine Costs	$0	$3,978

(a)	Includes purchased coal.
(b)	Excludes transportation costs, alternative mineral development costs, and idle mine costs.
(c)	Excludes capitalized interest for 2023. Excludes $3mm for the purchase price of the preparation plant that is being relocated to Maben for 2024.
(d)	Excludes stock-based compensation.
(e)	Normalized to exclude discrete items.

Committed 2024 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2024
	Volume	Average Price
North America, fixed priced	1.3	$169
Seaborne, fixed priced	1.5	$142
Total, fixed priced	2.8	$155
Index priced	1.2
Total committed tons	4.0

(a)	Amounts as of July 31, 2024 include purchased coal. Totals may not add due to rounding. Does not include committed sales expected to be fulfilled in later years.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major rare earth deposit of primary magnetic rare earths was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 60 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

SECOND QUARTER 2024 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Thursday, August 8, 2024. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on August 8, 2024:

Domestic Live: (877) 317-6789

International Live: (412) 317-6789

Conference ID: Ramaco Resources Second Quarter 2024 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts	2024	2023	2024	2023

Revenue	$155,315	$137,469	$327,991	$303,829

Costs and expenses
Cost of sales (exclusive of items shown separately below)	122,770	99,199	262,483	209,748
Asset retirement obligations accretion	354	349	709	700
Depreciation, depletion, and amortization	15,879	13,556	31,098	25,407
Selling, general, and administrative	10,897	14,319	25,012	26,061
Total costs and expenses	149,900	127,423	319,302	261,916

Operating income	5,415	10,046	8,689	41,913

Other income (expense), net	2,522	2,495	3,151	3,742
Interest expense, net	(1,481)	(2,518)	(2,812)	(4,826)
Income before tax	6,456	10,023	9,028	40,829
Income tax expense	915	2,467	1,455	8,016
Net income	$5,541	$7,556	$7,573	$32,813

Earnings per common share
Basic - Single class (through 6/20/2023)	$—	$0.14	$—	$0.71
Basic - Class A	$0.08	$0.03	$0.08	$0.03
Total	$0.08	$0.17	$0.08	$0.74

Basic - Class B	$0.18	$—	$0.42	$—

Diluted - Single class (through 6/20/23)	$—	$0.14	$—	$0.70
Diluted - Class A	$0.08	$0.03	$0.08	$0.03
Total	$0.08	$0.17	$0.08	$0.73

Diluted - Class B	$0.18	$—	$0.41	$—

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	June 30, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$27,571	$41,962
Accounts receivable	69,613	96,866
Inventories	52,396	37,163
Prepaid expenses and other	11,053	13,748
Total current assets	160,633	189,739
Property, plant, and equipment, net	474,516	459,091
Financing lease right-of-use assets, net	14,265	10,282
Advanced coal royalties	3,460	2,964
Other	6,354	3,760
Total Assets	$659,228	$665,836

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$47,863	$51,624
Accrued liabilities	58,021	52,225
Current portion of asset retirement obligations	110	110
Current portion of long-term debt	7,198	56,534
Current portion of financing lease obligations	7,145	5,456
Insurance financing liability	439	4,037
Total current liabilities	120,776	169,986
Asset retirement obligations, net	29,455	28,850
Long-term debt, net	42,155	349
Long-term financing lease obligations, net	7,506	4,915
Senior notes, net	33,529	33,296
Deferred tax liability, net	54,740	54,352
Other long-term liabilities	4,941	4,483
Total liabilities	293,102	296,231

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Class A common stock, $0.01 par value	437	440
Class B common stock, $0.01 par value	87	88
Additional paid-in capital	276,734	277,133
Retained earnings	88,868	91,944
Total stockholders' equity	366,126	369,605
Total Liabilities and Stockholders' Equity	$659,228	$665,836

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Six months ended June 30,
In thousands	2024	2023
Cash flows from operating activities
Net income	$7,573	$32,813
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	709	700
Depreciation, depletion, and amortization	31,098	25,407
Amortization of debt issuance costs	441	357
Stock-based compensation	9,285	6,505
Other	(18)	(1,936)
Deferred income taxes	388	6,620
Changes in operating assets and liabilities:
Accounts receivable	27,253	(17,799)
Prepaid expenses and other current assets	2,695	5,106
Inventories	(15,233)	(22,452)
Other assets and liabilities	(2,715)	(957)
Accounts payable	(5,390)	13,030
Accrued liabilities	3,516	2,184
Net cash from operating activities	59,602	49,578

Cash flow from investing activities:
Capital expenditures	(32,833)	(48,016)
Maben preparation plant capital expenditures	(7,302)	—
Other	152	4,182
Net cash used for investing activities	(39,983)	(43,834)

Cash flows from financing activities
Proceeds from borrowings	96,500	77,500
Payments of dividends	(16,503)	(11,108)
Repayment of borrowings	(104,029)	(42,588)
Repayment of Ramaco Coal acquisition financing - related party	—	(20,000)
Repayments of insurance financing	(3,598)	(3,001)
Repayments of equipment finance leases	(4,510)	(3,098)
Shares surrendered for withholding taxes	(1,870)	(5,179)
Net cash used financing activities	(34,010)	(7,474)

Net change in cash and cash equivalents and restricted cash	(14,391)	(1,730)
Cash and cash equivalents and restricted cash, beginning of period	42,781	36,473
Cash and cash equivalents and restricted cash, end of period	$28,390	$34,743

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain non-operating expenses (e.g., income tax penalties and charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q2	Q1	Q2	Six months ended June 30,
(In thousands)	2024	2024	2023	2024	2023

Reconciliation of Net Income to Adjusted EBITDA
Net income	$5,541	$2,032	$7,556	$7,573	$32,813
Depreciation, depletion, and amortization	15,879	15,220	13,556	31,098	25,407
Interest expense, net	1,481	1,332	2,518	2,812	4,826
Income tax expense	915	540	2,467	1,455	8,016
EBITDA	23,816	19,124	26,097	42,938	71,062
Stock-based compensation	4,583	4,702	3,568	9,285	6,505
Other	45	—	—	46	—
Accretion of asset retirement obligations	354	354	349	709	700
Adjusted EBITDA	$28,798	$24,180	$30,014	$52,978	$78,267

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs, alternative mineral development costs, and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control, and alternative mineral costs, which are more developmentally focused currently. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q2	Q1	Q2	Six months ended June 30,
(In thousands, except per ton amounts)	2024	2024	2023	2024	2023

Revenue	$155,315	$172,676	$137,469	$327,991	$303,829
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	(24,218)	(28,285)	(19,731)	(52,503)	(44,177)
Non-GAAP revenue (FOB mine)	$131,097	$144,391	$117,738	$275,488	$259,652
Tons sold	915	929	715	1,843	1,472
Non-GAAP revenue per ton sold (FOB mine)	$143	$155	$165	$149	$176

Non-GAAP cash cost per ton (unaudited)

	Q2	Q1	Q2	Six months ended June 30,
(In thousands, except per ton amounts)	2024	2024	2023	2024	2023

Cost of sales	$122,770	$139,713	$99,199	$262,483	$209,748
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(22,872)	(28,876)	(19,732)	(51,748)	(44,213)
Alternative mineral development costs	(1,124)	(1,135)	(570)	(2,255)	(1,546)
Idle and other costs	(305)	(237)	-	(543)	(2,559)
Non-GAAP cash cost of sales	$98,469	$109,465	$78,897	$207,937	$161,430
Tons sold	915	929	715	1,843	1,472
Non-GAAP cash cost per ton sold (FOB mine)	$108	$118	$110	$113	$110

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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